STOCK OPTION AGREEMENT

            AGREEMENT, dated as of August 16, 1999, between FRANKLIN ELECTRONIC PUBLISHERS, INC. (the "Company"), a Pennsylvania corporation, and PETER N. YIANILOS ("Optionee").

            WHEREAS, in accordance with Section 2a of the consulting letter agreement (the "Consulting Letter") dated August 16, 1999, between the Company and Optionee, the Company has agreed to grant to Optionee an option to purchase shares of common stock, no par value (the "Common Stock"), of the Company.

            NOW, THEREFORE, the parties hereby agree as follows:

            1. Subject to the terms and conditions set forth in this Agreement, the Company grants to Optionee an option (the "Option") to purchase from the Company all or any part of an aggregate of 50,000 shares (the "Optioned Shares") of Common Stock.

            2. The purchase price per share shall be $4.00 (the "Option Price").

            3. Subject to the condition that the Option shall not be exercised after the date three (3) years from the last date of vesting hereof, Optionee may (a) during the period commencing on February 16, 2000 exercise the Option with respect to one-half of the Optioned Shares, and (b) during the period commencing on August 16, 2000, exercise the Option with respect to all of the Optioned Shares; provided, however, that such vesting shall be conditioned on Optionee's then continuing performance of consulting services for the Company in accordance with the provisions of the Consulting Letter on such dates.

            4. Optionee shall not be deemed to be the holder of any of the Optioned Shares unless and until a certificate for such Shares shall have been issued. Nothing contained in this Agreement shall be deemed to confer upon Optionee the right to vote or to consent, or to receive notice as a shareholder, in respect of meetings of shareholders for the election of directors of the Company or any other matters or any other rights whatsoever as a shareholder of the Company. No dividends or rights shall be payable or accrued in respect of the Option or the Optioned Shares until, and only to the extent, that this Option shall have been exercised.

            5. Upon payment of the purchase price therefor, the Optioned Shares issued upon exercise of the Option shall be fully paid and nonassessable except as otherwise provided in the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania.

            6. (a) In order to exercise the Option, Optionee shall deliver to the Company written notice of intent to exercise the Option, in form and substance satisfactory to the Company, specifying the number of Optioned Shares with respect to which the Option is being exercised, and accompanied by payment to the Company of the Option Price for the Shares so specified. Payment shall be made by certified check, payable to the order of the Company; provided, however, that all or any portion of such payment may be made in kind by the delivery of shares of the Common Stock which have been owned by Optionee for a minimum period of six months having a fair market value on the date of delivery equal to the portion of the Option Price so paid; provided, further, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Securities Exchange Act of 1934, as amended, the Board may implement procedures to allow a broker chosen by Optionee to make payment of all or any portion of the option price payable upon the exercise of the Option and to receive, on behalf of Optionee, all or any portion of the Optioned Shares issuable upon such exercise. The Company shall cause the certificates representing the Optioned Shares to be issued upon such exercise to be issued as promptly as practicable upon receipt of such payment.

                  (b) Certificates representing the Optioned Shares issued upon exercise of the Option shall bear the following legend:

      "The securities represented by this certificate have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred except pursuant to a registration statement under such Act, which is effective and current with respect to such securities, or upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company that such sale or transfer is exempt from the registration requirements of such Act."

            7. The Company shall, at all times until the expiration of the Option, reserve for issuance and delivery upon exercise thereof, the number of Optioned Shares that the Company would be required to issue and deliver upon such exercise.

            8. In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the Optioned Shares shall be adjusted by adding to such Shares the number of shares which would be distributable thereon if such Shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation, whether or not the Company is the surviving corporation, then there shall be substituted for the Optioned Shares the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such Share shall be exchanged. In the event that there shall be any change, other than as specified in this paragraph 9, in the number or kind of outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares subject to the Option, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Option. In the case of any such substitution or adjustment as provided for in this paragraph 9, the Option Price for each Optioned Share shall be the Option Price for all shares of stock or other securities which shall have been substituted for such Optioned Share or to which such Optioned Share shall have been adjusted in accordance with the provisions of this paragraph 9. No adjustment or substitution provided for in this paragraph 9 shall require the Company to sell a fractional share. In the event of the dissolution or liquidation of the Company, or a merger in which the Company is not the surviving corporation, the Option shall terminate.

            9. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

            10. By acceptance hereof, Optionee represents and warrants that the Option is being acquired by Optionee solely for his own account and not with a view to, or for sale in connection with, the distribution thereof. The Optioned Shares to be purchased upon exercise of the Option shall be registered by the Company under the Securities Act of 1933 on a Registration Statement on Form S-8 as promptly as reasonably practicable following the date of this Agreement. Optionee shall not attempt to dispose of any or all of the Optioned Shares unless and until they have been validly registered under said Act or the Company has determined, based on an opinion of counsel reasonably satisfactory to the Company, that the intended disposition is exempt from the registration requirements of said Act.

            11. As a condition of the granting of the Option, Optionee agrees that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board, in its sole discretion, and that any interpretations by the Board of the terms of this Agreement shall be final, binding and conclusive.

            12. All notices provided for in the Option shall be in writing and shall be given when personally delivered or sent by registered or certified mail, return receipt requested; if intended for the Company, shall be addressed to it, attention of its General Counsel, at Franklin Electronic Publishers, Inc., 1 Franklin Plaza, Burlington, New Jersey 08016, or at such other address of which the Company shall have given notice to Optionee in the manner herein provided; and if intended for Optionee, shall be addressed to him at the address set forth in handwriting below, or at such other address of which Optionee shall have given notice to the Company in the manner herein provided.

            13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey applicable to contracts made and to be performed wholly within said State without giving effect to the conflict of laws principles thereof.

            IN WITNESS WHEREOF, the Company and Optionee have duly executed this Agreement as of the date first above written.

                                        FRANKLIN ELECTRONIC PUBLISHERS, INC.


                                        By /s/
                                           -------------------------------------
                                           Title: Executive Vice President

AGREED TO:


/s/ Peter N. Yianilos
---------------------------
Peter N. Yianilos